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                                  EXHIBIT 11.01

                       INVIVO CORPORATION AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                            FOR THE YEARS ENDED
                                    1998          1997          1996
                                    ----          ----          ----
BASIC:


         Weighted average common
          shares outstanding        3,264,966      3,239,187    3,216,362
                                    =========      =========    =========

         Net Income               $ 2,262,500        315,500    2,472,000
                                    =========        =======    =========

         Basic net income
         per common share        $  0.69           0.10         0.77
                                    ====           ====         ====

DILUTED:

         Weighted average common
          shares outstanding
             (basic)                3,264,966      3,239,187    3,216,362

      Dilutive stock options          161,752        206,139      239,139
                                    ---------      ---------     --------

         Weighted average common
          shares outstanding
          (diluted)                 3,426,718      3,445,326    3,455,501
                                    =========      =========    =========

         Net Income               $ 2,262,500        315,500    2,472,000
                                    =========        =======    =========

         Diluted net income
       per common share           $    0.66            0.09         0.72
                                       ====            ====         ====
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